HANGER ORTHOPEDIC GROUP, INC.

_________________

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

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        Hanger Orthopedic Group, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of May 3, 2006:

        RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

        1.    Designation, Amount and Par Value. The following series of preferred stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 50,000. Each share of Series A Preferred Stock shall have a par value of $0.01 per share. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1,000 plus (ii) any amount added to the Stated Value pursuant to Section 3 hereof.

        2.    Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

“Acceleration Event” means the occurrence of any one or more of the following events: (i) a Liquidation Event; (ii) the Corporation shall consummate a public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act; (iii) the average of the Closing Price for each day during any period of twenty (20) consecutive Trading Days exceeds 200% of the Forced Conversion Price on the twentieth (20th) Trading Day of such period; or (iv) any other Fundamental Transaction.

“Bankruptcy Event” means any of the following events: (a) the Corporation or a Subsidiary of the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on the Trading Market, the closing price per Common Share for such date (or the nearest preceding date) on the Trading Market or exchange on which the Common Shares are then listed or quoted; or (b) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by a majority in interest of the Purchasers.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

“Conversion Condition” means that the Corporation shall have obtained shareholder approval of the conversion of all of the outstanding shares of Series A Preferred Stock into shares of Common Stock at the Forced Conversion Price in accordance with the rules and regulations of the Trading Market.

“Conversion Price” means the Holder Conversion Price or Forced Conversion Price, as applicable.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on the Trading Market and such shares of Common Stock are approved for listing upon issuance; (iii) no Bankruptcy Event has occurred; (iv) the conversion of the Series A Preferred Stock is permitted by the Trading Market and all other applicable laws, rules and regulations; and (v) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forced Conversion Price” means, as of any particular date, an amount equal to the sum of (a) $6.45 plus (b) an amount equal to the quotient obtained by dividing (i) all dividends paid by the Corporation per share of Series A Preferred Stock prior to such date, by (ii) the number of shares of Common Stock receivable upon the conversion of one share of Series A Preferred Stock on such date by a Holder pursuant to Section 7(a) below; provided that in no event shall the Forced Conversion Price exceed the Holder Conversion Price then in effect.

“Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Purchase Agreement by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than thirty five percent of the voting rights or voting equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by those individuals who are members of the board of directors on the date of the Purchase Agreement; (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least half of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events.

“Holder”means any holder of Series A Preferred Stock.

“Holder Conversion Price” means $7.56 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events).

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Amended and Restated Preferred Stock Purchase Agreement, dated as of May 25, 2006, among the Corporation and the purchasers of the Series A Preferred Stock, as amended from time to time.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the Holders.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any significant subsidiary of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on the Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on the Trading Market, then any Business Day.

“Trading Market” means the New York Stock Exchange or, at any time the Common Stock is not listed for trading on the New York Stock Exchange, any other national exchange or the NASDAQ, if the Common Stock is then listed or quoted on such exchange or the NASDAQ.

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Purchase Agreement and thereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and in satisfaction of any other obligation of the Corporation to issue shares of Common Stock pursuant to the Transaction Documents.

        3.    Dividends.

            (a)     Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends on the Series A Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 3.33% per annum, payable quarterly in arrears commencing on June 30, 2006 and thereafter on each September 30, December 31, March 31 and June 30, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date for the Series A Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation may elect, by written notice to the holders of Series A Preferred Stock, to defer the payment of dividends otherwise payable on that Dividend Payment Date. In the event of any dividend deferral, the amount of deferred dividends per share of Series A Preferred Stock shall be added to the Stated Value of that share. No dividend or other distribution (other than a dividend or distribution payable solely in Common Stock) shall be paid on or set apart for payment on Common Stock or any other Junior Securities unless all accrued and unpaid dividends on the Series A Preferred Stock (including, without limitation, any amounts previously added to Stated Value pursuant to this Section 3) have been paid in accordance with this Certificate of Designations.

            (b)     Immediately prior to the occurrence of any Acceleration Event prior to the fifth anniversary of the Original Issuance Date, the Stated Value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the fifth anniversary of the Original Issuance Date (the “Acceleration Period”). The accelerated payment of dividends pursuant to this Section 3(b) shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. For the purpose of clarity, each Holder shall be entitled to receive, and the Corporation shall pay, all dividends payable in accordance with Section 3(a) above on each Dividend Payment Date after the fifth anniversary of the Original Issuance Date.

            (c)     All accrued but unpaid dividends (including, without limitation, any amounts added to Stated Value as a result of deferred dividends or accelerated dividends as provided above) shall be payable upon a Liquidation Event in cash, and shall be payable upon conversion by the Holder of the Series A Preferred Stock, at the option of the Holder, either (i) in cash (to the extent permitted under applicable law and under any agreement or instrument relating to debt the Company may incur from time to time) or (ii) in additional Underlying Shares as provided in Section 8(a).

        4.    Registration of Issuance and Ownership of Series A Preferred Stock. The Corporation shall register the issuance and ownership of shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

        5.    Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

        6.    Liquidation.

            (a)     In the event of any Liquidation Event, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value as provided in Section 3 above) on such Series A Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event (and taking into account Section 3(b), if applicable) (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders.

            (b)     In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

            (c)     The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder not less than 45 days prior to the payment date or effective date thereof, provided that such information shall be made known to the public prior to or in connection with such notice being provided to the Holders. At the request of any Holder, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6.

            (d)     In the event that, immediately prior to the closing of a Liquidation Event the cash distributions required by subsection 6(a) have not been made, the Corporation shall forthwith either: (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under subsection 6(c).

        7.    Conversion

            (a)    Conversion at Option of Holder. At the option of any Holder, any shares of Series A Preferred Stock held by such Holder may be converted into Common Stock based on the Holder Conversion Price then in effect for the Series A Preferred Stock. A Holder may convert shares of Series A Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time (subject to the last sentence of this Section 7(a)) after the Original Issue Date, by delivering to the Corporation a conversion notice (the “Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.” Notwithstanding anything to the contrary contained herein, the Holder may not convert any shares of Series A Preferred Stock into Common Stock pursuant to this paragraph prior to July 26, 2006; provided that the restriction on conversion contained in this sentence shall be void and of no force and effect immediately prior to the occurrence of an Acceleration Event or the Company filing any proxy statement with the U.S. Securities and Exchange Commission.

            (b)    Conversion at Option of Corporation. At any time after the Conversion Condition is satisfied, the Corporation may elect to require the Holders to convert all shares of the applicable Series A Preferred Stock into Common Stock based on the Forced Conversion Price by delivering an irrevocable written notice of such election to the Holders. The tenth (10th) Trading Day after the delivery of such notice will be the “Conversion Date” for such required conversion. Notwithstanding the foregoing, the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless from the beginning of such ten Trading Day period through the Conversion Date, the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series A Preferred Stock.

        8.    Mechanics of Conversion.

            (a)     The number of Underlying Shares issuable upon any conversion of shares of Series A Preferred Stock hereunder shall equal the Stated Value of such shares of Series A Preferred Stock to be converted divided by the applicable Conversion Price on the Conversion Date.

            (b)     Upon conversion of any shares of Series A Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless such Underlying Shares are still required to bear a restrictive legend. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. If the shares are then not required to bear a restrictive legend, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System (“DWAC”).

            (c)     A Holder shall deliver the original certificate(s) evidencing the Series A Preferred Stock being converted in connection with the conversion of such Series A Preferred Stock. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.

            (d)     The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

        9.    Voting Rights. Except as otherwise provided herein or as required by applicable law, the Holders of the Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible by the Holders as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided herein, in any relevant agreement or as required by applicable law, the holders of the Series A Preferred Stock and Common Stock, respectively, shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation (whether by merger, reorganization, consolidation or otherwise), (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders (whether by merger, reorganization, consolidation or otherwise), (d) increase the authorized number of shares of Series A Preferred Stock, (e) pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock, or (f) enter into any agreement with respect to the foregoing.

        10.    Charges, Taxes and Expenses. Issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

        11.    Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

        12.    Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series A Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

        13.    Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

            (a)    Stock Dividends and Splits. If the Corporation, at any time while Series A Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series A Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

            (b)    Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.

            (c)    Fundamental Transactions. If the Corporation, at any time while Series A Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Prices for the Series A Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

            (d)    Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (e)    Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

            (f)    Notice of Corporate Events. If the Corporation (i) declares a dividend (other than a dividend pursuant to Section 3 above) or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

        14.    Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series A Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series A Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

        15.    Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to Two Bethesda Metro Center, Suite 1300, Bethesda, MD 20814, facsimile: (301) 986-0702, Attention: Corporate Secretary, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

        16.    Miscellaneous.

            (a)     The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

            (b)     No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and Holders of at least 51% of the shares of Series A Preferred Stock then outstanding. Any of the rights of the Holders of Series A Preferred Stock set forth herein, including any Equity Conditions or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least 51% of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

        IN WITNESS WHEREOF, Hanger Orthopedic Group, Inc. has caused this Certificate of Designations to be duly executed as of this 26th day of May, 2006.

HANGER ORTHOPEDIC GROUP, INC.
By: /s/ George E. McHenry
Name:George E. McHenry
Title: Chief Financial Officer & Executive Vice President

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert shares of Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Hanger Orthopedic Group, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

_____________________________________________________________________
Date to Effect Conversion
_____________________________________________________________________
Number of shares of Series A Preferred Stock owned prior to Conversion
_____________________________________________________________________
Number of shares of Series A Preferred Stock to be Converted
_____________________________________________________________________
Stated Value of shares of Series A Preferred Stock to be Converted
_____________________________________________________________________
Number of shares of Common Stock to be Issued
_____________________________________________________________________
Applicable Conversion Price
_____________________________________________________________________
Number of shares of Series A Preferred Stock subsequent to Conversion
_____________________________________________________________________
Name of Holder
By:______________________________
Name:____________________________
Title:_____________________________

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